EXHIBIT (99.2)

ITEM 7 INFORMATION

     The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by Whitehall Street Real Estate Limited Partnership XI, a Delaware limited partnership, GS Capital Partners III, L.P., a Delaware limited partnership, GS Capital Partners III Offshore, L.P., a Cayman Islands exempted limited partnership, and GS Capital Partners III Germany Civil Law Partnership, a German civil law partnership with limitation of liability (and collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is wholly owned, directly and indirectly by GS Group and serves as the investment manager of each of the Investing Entities.